Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

NEC TOKIN Corporation:

We consent to the incorporation by reference in the following Registration Statements of KEMET Corporation:

(1)	Registration Statement (Form S-3 No. 33-98912)

(2)	Registration Statement (Form S-8 No. 333-123308)

(3)	Registration Statement (Form S-8 No. 33-96226)

(4)	Registration Statement (Form S-8 No. 333-67849)

(5)	Registration Statement (Form S-3 No. 333-170073)

(6)	Registration Statement (Form S-3 No. 333-172628)

(7)	Registration Statement (Form S-4 No. 333-170147)

(8)	Registration Statement (Form S-8 No. 333-176317)

of our report dated March 21, 2013, with respect to the consolidated balance sheet of NEC TOKIN Corporation (the “Company”) and subsidiaries (together with the Company, the “Group”) as of March 31, 2012 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year then ended, which report appears in the Form 8-K/A of KEMET Corporation dated March 25, 2013.

Our report contains emphasis of matter paragraphs that state: the Company entered into a stock purchase agreement to issue new shares of common stock, representing an approximate 34% capital stock equity interest and 51% common stock voting interest, to KEMET Electronics Corporation for cash consideration of US$50 million. The transaction was completed on February 1, 2013. These consolidated financial statements do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction; the Company restated its previously issued consolidated financial statements as of and for the year ended March 31, 2012 prepared in accordance with the Company Act of Japan (Japanese GAAP) to correct misstatements identified subsequent to the issuance of such statutory report prepared in Japanese; the Group has had significant transactions with related parties; and beginning April 1, 2011, the Group changed its method of depreciation to use the straight-line method for all property, plant and equipment.

/s/ KPMG AZSA LLC

Tokyo, Japan
March 22, 2013